EXHIBIT 99.1

Gasco
------
Energy

For Immediate Release on Monday, May 4, 2009

                Gasco Energy Announces First Quarter 2009 Results


DENVER, May 4, 2009 /PRNewswire-FirstCall/ -- Gasco Energy (NYSE Amex: GSX) today reported financial and operating results for the quarter ended March 31, 2009.

Financial Results
For the first quarter 2009, Gasco reported a net loss attributable to common shareholders of $43.9 million, or $0.41 per share, as compared to a net loss of $4.4 million, or $0.04 per share, for the same period in 2008.
Included in the first quarter 2009 results are unrealized derivative gains of $0.7 million attributed to hedge effect. Also included in the first quarter 2009's operating expenses are a non-cash charge of $41.0 million related to an impairment of the carrying value of oil and gas properties and a $4.7 million cash payment to the Company's rig contractor for early termination of a rig contract. Before the impairment charge and the early termination payment, and excluding the effect of unrealized derivative gains, a non-GAAP measure, Gasco would have posted net income of $2.5 million or $0.02 per share.

Included in the first quarter 2008 results are derivative losses of $6.4 million attributed to hedge effect, of which $5.9 million was unrealized. Excluding the effect of unrealized derivative losses, a non-GAAP measure, Gasco would have posted net income of $1.5 million, or $0.01 per share, for the first quarter of 2008. The Company did not incur an impairment charge in the first quarter of 2008. All per-share figures are presented on a basic and diluted basis.

The Company reported oil and gas sales for the first quarter 2009 of $4.2 million, as compared to $8.5 million for the same period in 2008. The decrease in oil and gas sales during the first quarter 2009 is attributed to lower prices received for sales of the Company's natural gas and oil volumes offset in part by a 15.6% increase in oil and gas sales volumes during the first quarter 2009, as compared to the same period in 2008. Gathering revenues from Gasco's midstream assets were $0.9 million for the first quarter 2009, as compared to $0.9 million in the prior-year period. Total revenues for the first quarter were $5.4 million, as compared to $9.8 million in the first quarter 2008.

Gasco's average realized gas price was $5.67 per thousand cubic feet of natural gas (Mcf) for the first quarter of 2009, including the effect of hedges, compared to $7.19 per Mcf for the first quarter of 2008, also including the effect of hedges. The Company's risk management activities increased its average gas price by $2.39 per Mcf during the first quarter of 2009. Prior to the impact of hedges, the Company's average price received for its natural gas production during the first quarter of 2009 was approximately $3.28 per Mcf as compared to $7.61 per Mcf in the prior-year period.

The average realized oil price was $25.45 per barrel for the first quarter of 2009, as compared to $75.28 per barrel for the first quarter of 2008. Gasco does not hedge its crude oil volumes.

Unit Cost Comparisons - LOE / DD&A / G&A
Lease operating expense (LOE) for the first quarter 2009 was $0.7 million, as compared to $1.3 million in the same period in 2008. On a per-unit basis, LOE was $0.55 per thousand cubic feet of natural gas equivalent (Mcfe) in the first quarter 2009, as compared to $1.17 per Mcfe in the year-ago period. The quarter-over-quarter decrease in LOE is attributed to a reduction in operating expenses ($0.47 per Mcfe lower) and to lower production taxes ($0.15 per Mcfe lower). Specifically, the 53% decrease in LOE per Mcfe is attributed to a reduction in chemical treatment projects during 2009, a decrease in the costs that were incurred during 2008 to repair and bring older wells on to production, to the implementation of cost savings measures such as the elimination of over-time worked by Gasco employees and to the elimination of contractor services.

Depletion, depreciation and amortization (DD&A) was $2.6 million for the first quarter 2009, as compared to $2.4 million for the same period in 2008. On a per-unit basis, DD&A for the first quarter 2009 was $2.06 per Mcfe, as compared to $2.26 per Mcfe in the 2008 reporting period.

The Company reported general and administrative expense (G&A) of $1.9 million in the first quarter 2009, versus $2.2 million in the same period in 2008. On a per-unit basis, total G&A for first quarter 2009 was $1.48 per Mcfe, as compared to $2.02 per Mcfe for the same period in 2008. G&A expense for the first quarter 2009 includes $0.5 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.40 per Mcfe, as compared to the prior-period total of $0.7 million, or $0.67 per Mcfe. Gathering operations expense was unchanged quarter-over-quarter at $0.7 million.

Gasco's total assets as of March 31, 2009 were $119.6 million, as compared to $153.9 million at year-end 2008. The decrease in total assets at March 31, 2009 is attributed primarily to the aforementioned non-cash charge of $41.0 million related to an impairment of the carrying value of oil and gas properties.

Net cash provided by operating activities for the first quarter 2009 was $2.4 million, as compared to $4.8 million in the same period in 2008. Cash and investments were $9.1 million at March 31, 2009. Also at March 31, 2009, the Company had $44.0 million drawn on its $250.0 million reserve-based revolving credit facility, of which $1.0 million is currently available for future borrowing. Further discussion of the Company's revolving credit facility, including the pending borrowing base determination, is included below in the section entitled "Liquidity and Outlook - Reduced Commodity Prices Could Impact the Borrowing Base under Gasco's Credit Agreement."

Reclassifications
Advances from joint interest owners net in 2008 have been reclassified to investing activities in the accompanying consolidated statement of cash flows. Derivative gains (losses) and interest income in 2008 have been reclassified from revenues to other income (expense) and interest expense has been reclassified from operating expenses to other income (expense) to be consistent with the 2009 presentation.

Quarterly Production
Cumulative net production for the quarter ended March 31, 2009 was 1,255 million cubic feet of natural gas equivalents (MMcfe), an increase of 15.6% from the prior-quarter net production of 1,085 MMcfe.

Risk Management
Subsequent to the end of the first quarter of 2009, Gasco entered into an additional swap agreement for a portion of its 2010 and 2011 natural gas production. At recent production levels, approximately 65% of Gasco's net production volumes were hedged through the following instruments:

----------------------------------------------------------------------------------------------------------------------------

Gasco 2009-2011 Swap Agreements
----------------------------------------------------------------------------------------------------------------------------

                                                                                                     Floating Price Gasco
     Agreement Type         Remaining Term              Quantity                Index Price (a)            Payer (a)
-------------------------- ------------------- ---------------------------- ------------------------ -----------------------
          Swap                4/09 - 12/09         3,000 MMBtu per day          $7.025 / MMBtu             NW Rockies
-------------------------- ------------------- ---------------------------- ------------------------ -----------------------
          Swap                4/09 - 12/09         3,000 MMBtu per day          $7.015 / MMBtu             NW Rockies
-------------------------- ------------------- ---------------------------- ------------------------ -----------------------
          Swap                1/10 - 3/11          3,000 MMBtu per day          $4.825 / MMBtu             NW Rockies
----------------------------------------------------------------------------------------------------------------------------

Gasco 2009 Costless Collar Agreements
----------------------------------------------------------------------------------------------------------------------------
                                                                                        Call Price        Put Price Gasco
     Agreement Type       Remaining Term        Quantity         Index Price (a)    Counterparty Buyer         Buyer
------------------------- ---------------- ------------------- -------------------- -------------------- -------------------
    Costless Collar        4/09 - 12/09    3,0000MMBtu per day    NW Rockies          $7.50 / MMBtu       $6.50 / MMBtu
------------------------- ---------------- ------------------- -------------------- -------------------- -------------------

(a) Northwest Pipeline Rocky Mountains -- Inside FERC first-of-month index price
------- ------------------------------------------------------------------------

Operations
As previously reported, the Company ceased drilling operations during February 2009 and temporarily halted completion operations. During the quarter, Gasco conducted no initial completion operations and re-entered three gross wells (0.92 net) to complete behind-pipe pay zones. During the quarter, Gasco invested $3.5 million in oil and gas activities in the Riverbend Project.

At March 31, 2009, Gasco operated 130 gross wells. The Company currently has an inventory of 32 operated wells with up-hole recompletions and four Upper Mancos wells awaiting initial completion activities. Due to low gas prices in the Rockies, the Company is selectively recompleting up-hole pay.

Gate Canyon State #23-16
The Gate Canyon State #23-16 well, which has been producing for 80 days, came on at an initial production rate of 5.7 million cubic feet of natural gas per day (MMcf/d) flowing up 5 1/2" casing while cleaning up frac fluid. The well averaged 3.2 MMcf/d and 2.6 MMcf/d for the first 30 and 60 days, respectively. The well is currently producing approximately 1.6 MMcf/d from multiple fracture-stimulated intervals within the Mancos and lower Blackhawk formations.

Liquidity and Outlook

Impact of Current Credit Markets and Commodity Prices
The credit markets and the financial services industry have been experiencing a period of upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States federal government. During the fourth quarter of 2008 and the first quarter of 2009, the severe disruptions in the credit markets and reductions in global economic activity had significant adverse impacts on stock markets and oil and gas-related commodity prices, which contributed to a significant decline in Gasco's stock price and are expected to negatively impact Gasco's future liquidity. The following discussion outlines the potential impacts that the current credit markets and commodity prices could have on the Company's business, financial condition and results of operations.

Reduced Commodity Prices Could Impact the Borrowing Base under Gasco's Credit Agreement
Gasco's Credit Agreement limits its borrowings to the borrowing base less the Company's total outstanding letters of credit issued there under. Currently, Gasco's borrowing base is $45.0 million and its outstanding letter of credit sublimit is $10.0 million. The Company currently has loans of $44.0 million outstanding under its $250.0 million Credit Agreement (the "Credit Agreement"). Under the terms of the Company's Credit Agreement, its borrowing base is subject to semi-annual redetermination by the Company's lenders based on their valuation of Gasco's proved reserves and their internal criteria. In addition to such semi-annual determinations, the Company's lenders may request one additional borrowing base redetermination between each semi-annual calculation. Gasco expects to be notified of the results from the April 2009 borrowing base redetermination in May 2009 and, based on the decline in commodity prices, the Company believes that it will be reduced. If Gasco's borrowing base is reduced as a result of a redetermination to a level below its then current outstanding borrowings, the Company will be required to repay the amount by which outstanding borrowings exceed the borrowing base within 60 days of notification by the lenders, and it will have less or no access to borrowed capital going forward. If the Company does not have sufficient funds on hand for repayment, it will be required to seek a wavier or amendment from its lenders, refinance its Credit Agreement or sell assets or additional shares of common stock. Gasco may not be able to refinance or complete such transactions on terms acceptable to the Company, or at all. In the event that Gasco is unable to repay the amount owed within 60 days, it will be in default under the Credit Agreement, and as such the lenders party thereto will have the right to terminate their aggregate commitment under the Credit Agreement and declare Gasco's outstanding borrowings immediately due and payable in whole. An acceleration of the outstanding indebtedness under the Credit Agreement in this manner would additionally constitute an event of default under the indenture governing the Company's 5.50% Convertible Senior Notes (the "Convertible Notes"). Should an event of default occur and continue under the indenture governing the Convertible Notes, the Convertible Notes may be declared immediately due and payable at their principal amount together with accrued interest and liquidated damages, if any. As such, should Gasco anticipate that it will not be able to repay all amounts owed under the Credit Agreement as a result of the anticipated borrowing base redetermination, it will consider, along with previously discussed refinancing and sales, a sale of the Company or its assets as well as a voluntary reorganization in bankruptcy. Additionally, if Gasco is unable to repay amounts owed under the Credit Agreement, it may be forced into an involuntary reorganization in bankruptcy.

Reduced Cash Flows from Operations Could Impact Gasco's Ability to Fund Capital Expenditures and Meet Working Capital Needs
Oil and gas prices have declined significantly since historic highs in July 2008 and continue to decline through April of 2009. Further, the decline in commodity prices has outpaced the decline in the prices of goods and services that the Company uses to drill, complete and operate its wells, reducing the Company's cash flow from operations. To mitigate the impact of lower commodity prices on the Company's cash flows, Gasco has entered into commodity derivative instruments for 2009 through the first quarter of 2011. In the event that commodity prices stay depressed or decline further, the Company's cash flows from operations would be reduced even taking into account the Company's commodity derivative instruments for 2009, 2010 and 2011 and may not be sufficient when coupled with available capacity under the Credit Agreement to meet the Company's working capital needs or fund its initial 2009 capital expenditure budget. This could cause Gasco to alter its business plans, including further reducing its exploration and development plans.

Given the decline in commodity prices and the weak global economic projections for 2009, Gasco's Board of Directors approved a revised capital budget of $10.0 million on January 22, 2009. Based on current expectations, the Company intends to fund its budget entirely through cash flow from operations. Consequently, management will monitor spending and cash flow throughout the year and may accelerate or delay investment depending on commodity prices, cash flow expectations and changes in the Company's borrowing capacity. At year end, Gasco was operating a single drilling rig. This rig was released in late February 2009, which significantly reduced the Company's fixed commitments in 2009 and in subsequent periods. At rig release, the Company was obligated to pay the rig contractor approximately $4.7 million for early termination of the drilling contract (as calculated at $12,000/day from rig release through March 15, 2010, the expiration date of the contract).

If the Company needs additional liquidity for future activities, including paying amounts owed in connection with a borrowing base reduction, if any, Gasco may be required to consider several options for raising additional funds, such as selling securities, selling assets or farm-outs or similar arrangements, but the Company may be unable to complete any of these transactions on terms acceptable to the Company or at all. Any financing obtained through the sale of the Company's equity will likely result in substantial dilution to Gasco's stockholders.

Conference Call
A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Tuesday, May 5, 2009 to discuss first quarter 2009 financial and operating results. You are invited to listen to the call which will be broadcast live over the Internet at www.gascoenergy.com.

    Date:         Tuesday, May 5, 2009

    Time:         11:00 a.m. EDT
                  10:00 a.m. CDT
                   9:00 a.m. MDT
                   8:00 a.m. PDT

    Call:         (866) 392-4171 (US/Canada) and (706) 634-6345 (International),
                  Passcode: 95653002

    Internet:     Live and rebroadcast over the Internet:  log on to
                  http://www.gascoenergy.com or to
                  --------------------------
                  http://www.videonewswire.com/event.asp?id=57957
                  -----------------------------------------------

    Replay: Available through Sunday, May 10, 2009 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 95653002 and for 30 days at http://www.gascoenergy.com

About Gasco Energy
Denver-based Gasco Energy, Inc. is natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco's principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; our ability to manage interest rate and commodity price exposure; changes in the Company's borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under "Risk Factors" in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 4, 2009.

Any of these factors could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Our forward-looking statements speak only as of the date made. The Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.


         [Financial and Operational Tables Accompany this News Release]

      The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in
                 Gasco's filing on Form 10-Q dated May 4, 2009.





                               GASCO ENERGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                                  March 31,          December 31,
                                                                    2009                 2008
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                      $9,127,511            $1,053,216
  Accounts receivable
     Joint interest billings                                      3,974,810             5,436,636
     Revenue                                                      4,108,034             3,827,950
  Inventory                                                       2,384,659             4,177,967
  Derivative instruments                                          9,544,763             8,855,947
  Prepaid expenses                                                  109,574               188,810
                                                                -----------           -----------
          Total                                                  29,249,351            23,540,526
                                                                -----------           -----------

PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
     Proved properties                                          251,759,503           247,976,854
     Unproved properties                                         39,678,648            39,314,406
  Wells in progress                                                       -               644,688
  Gathering assets                                               17,625,895            17,440,680
  Facilities and equipment                                        8,596,580             8,549,928
  Furniture, fixtures and other                                     371,605               371,605
                                                               ------------           -----------
           Total                                                318,032,231           314,298,161
  Less accumulated depletion, depreciation,
     amortization and impairment                               (229,200,491)         (185,585,582)
                                                               ------------          ------------
           Total                                                88,831,740            128,712,579
                                                               ------------          -----------

OTHER ASSETS
  Deposit                                                           139,500               139,500
  Deferred financing costs                                        1,350,609             1,492,903
                                                                -----------           -----------
           Total                                                  1,490,109             1,632,403
                                                                -----------           -----------

TOTAL ASSETS                                                   $119,571,200         $ 153,885,508
                                                               ============         =============








             The notes accompanying the financial statements are an
                   integral part of the consolidated financial
              statements and can be found in Gasco's filing on Form
                             10-Q dated May 4, 2009.




                                                             GASCO ENERGY, INC.
                                                  CONSOLIDATED BALANCE SHEETS (continued)
                                                                (Unaudited)

                                                                           March 31,             December 31,
                                                                             2009                     2008

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                        $ 3,149,916             $5,879,150
  Revenue payable                                                           2,133,904              3,840,985
  Advances from joint interest owners                                         352,877                612,222
  Accrued interest                                                          1,890,534              1,187,495
  Accrued expenses                                                          1,142,000              1,126,000
                                                                           ----------             ----------
           Total                                                            8,669,231             12,645,852
                                                                           ----------             ----------
NONCURRENT LIABILITIES
   5.5% Convertible Senior Notes                                           65,000,000             65,000,000
   Long-term debt                                                          44,000,000             31,000,000
   Asset retirement obligation                                              1,176,939              1,150,179
   Deferred rent expense                                                       40,080                 46,589
                                                                          -----------             ----------
       Total                                                              110,217,019             97,196,768
                                                                          -----------             ----------

STOCKHOLDERS' EQUITY
  Series B Convertible Preferred stock - $0.001 par value;
    20,000 shares    authorized; zero shares outstanding                            -                      -
  Common stock - $.0001 par value; 300,000,000 shares authorized;
    107,833,498 shares issued and 107,759,798 outstanding as of
    March 31, 2009 and 107,825,998 shares issued and 107,752,298
    outstanding as of December 31, 2008                                        10,783                 10,783
  Additional paid-in capital                                              219,882,677            219,375,369
  Accumulated deficit                                                   (219,078,215)          (175,212,969)
  Less cost of treasury stock of 73,700 common shares                       (130,295)              (130,295)
                                                                        --------------          ------------
           Total                                                              684,950             44,042,888
                                                                        -------------           ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $ 119,571,200           $ 153,885,508
                                                                        =============          =============










             The notes accompanying the financial statements are an
                   integral part of the consolidated financial
              statements and can be found in Gasco's filing on Form
                             10-Q dated May 4, 2009.





                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                 Three Months Ended
                                                                     March 31,
                                                      -------------------------------------------
                                                                2009                       2008

REVENUES
   Gas                                                     $ 3,911,051               $ 7,897,480
   Oil                                                         260,971                   587,637
   Gathering                                                   875,201                   908,356
   Rental income                                               366,399                   362,250
                                                             ---------                 ---------
          Total                                              5,413,622                 9,755,723
                                                             ---------                 ---------

OPERATING EXPENSES
   Lease operating                                             691,937                 1,266,727
   Gathering operations                                        707,514                   656,499
   Depletion, depreciation, amortization and accretion       2,582,970                 2,449,802
   Impairment                                               41,000,000                         -
   Inventory loss                                              121,000                         -
   Contract termination fee                                  4,701,000                         -
   General and administrative                                1,860,046                 2,188,033
                                                            ----------               -----------
           Total                                            51,664,467                 6,561,061
                                                            ----------               -----------

OTHER INCOME (EXPENSE)
   Interest expense                                        (1,158,729)               (1,247,549)
   Derivative gains (losses)                                 3,542,626               (6,372,452)
   Interest income                                               1,702                    15,222
                                                           -----------               -----------
           Total                                             2,385,599               (7,604,779)
                                                           -----------               -----------
NET LOSS                                                 $ (43,865,246)             $ (4,410,117)
                                                          =============              ============

NET LOSS PER COMMON SHARE - BASIC AND DILUTED            $       (0.41)             $      (0.04)
                                                           ============              ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -
      BASIC AND DILUTED                                    107,519,292               106,903,548
                                                           ===========               ===========







               The notes accompanying the financial statements are
                 an integral part of the consolidated financial
                statements and can be found in Gasco's filing on
                          Form 10-Q dated May 4, 2009.






                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                                                                   Three Months Ended
                                                                                        March 31,
                                                                          ------------------------------------
                                                                              2009                    2008
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                 $(43,865,246)         $(4,410,117)
  Adjustment to reconcile net loss to net cash provided by
     operating activities
     Depletion, depreciation, amortization and impairment expense             43,556,435            2,426,412
     Accretion of asset retirement obligation                                     26,535               23,390
     Stock-based compensation                                                    505,317              721,260
     Unrealized derivative (gain) loss                                         (688,816)            5,933,182
    Amortization of deferred rent expense                                        (6,509)              (3,755)
    Amortization of deferred financing costs                                     142,294              129,558
    Inventory loss                                                               121,000                    -
     Changes in operating assets and liabilities:
        Accounts receivable                                                    1,181,742              235,918
      Inventory                                                                1,672,308          (1,268,003)
      Prepaid expenses                                                            79,236              107,931
        Accounts payable                                                         631,066          (1,269,339)
      Revenue payable                                                        (1,707,081)            1,379,604
      Accrued interest                                                           703,039              916,500
        Accrued expenses                                                          16,000             (96,000)
                                                                             -----------          -----------
                Net cash provided by operating activities                      2,367,320            4,826,541
                                                                             -----------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture, fixtures and other                                          -             (10,473)
  Cash paid for acquisitions, development and exploration                    (7,033,680)          (8,336,355)
  Advances from joint interest owners                                          (259,345)            1,052,696
                                                                             -----------          -----------
               Net cash used in investing activities                         (7,293,025)          (7,294,132)
                                                                             -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under line of credit                                             13,000,000           12,000,000
  Repayment of borrowings                                                              -          (9,000,000)
  Exercise of options to purchase common stock                                         -               36,498
                                                                              ----------           ----------
           Net cash provided by financing activities                          13,000,000            3,036,498
                                                                              ----------           ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                      8,074,295              568,907
CASH AND CASH EQUIVALENTS:
    BEGINNING OF PERIOD                                                        1,053,216            1,843,425
                                                                              ----------           ----------
    END OF PERIOD                                                             $9,127,511           $2,412,332
                                                                              ==========           ==========



     The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco's filing on
                          Form 10-Q dated May 4, 2009.